Exhibit 99.1

River Valley Bancorp
Announces Earnings for the Fiscal Year
Ended December 31, 2005

For Immediate Release
Tuesday, January 17, 2006

Madison, Indiana - January 17, 2006- River Valley Bancorp (NASDAQ Small Cap Symbol "RIVR"), an Indiana corporation (the "Corporation") and holding company for River Valley Financial Bank, based in Madison, Indiana announced earnings for the fiscal year and fourth quarter ended December 31, 2005.

Net income for the fiscal year ended December 31, 2005 was $2,086,000. Earnings per basic share for fiscal 2005 was $1.32. This compares to net income for fiscal 2004 of $2,347,000, or $1.48 per basic share. The earnings for 2005 reflect approximately a $261,000, or a 11.1%, decrease from that recorded for 2004. The return on average assets for fiscal 2005 was 0.67%; the return on average equity was 9.08%. For fiscal 2004 those numbers were 0.88% and 10.46% respectively.

Assets totaled $328.7 million as of December 31, 2005, an increase of 13.6% from $289.4 million recorded as of December 31, 2004. Net loans, including loans held for sale, were $229.7 million as of December 31, 2005, a modest decrease of $1.7 million from that reported as of December 31, 2004. Deposits totaled $206.7 million as of December 31, 2005 an increase of $36.2 million, or 21.2%, from the $170.5 million as of year end 2004.

Stockholder’s equity as of December 31, 2005 was $23.0 million, or 7.0% as expressed as a percentage of assets. Book value of River Valley Bancorp stock was $14.42 as of December 31, 2005, compared to $14.13 at December 31, 2004.

"In 2005, all financial institutions dealt with significantly higher short-term funding costs and flat intermediate and long term yields. The impact on margins was undeniable. As well, the spike in short term rates negatively affected lending activity", states Matthew P. Forrester, president of River Valley Bancorp. The CEO adds, however, "the Corporation had significant growth driven by deposit opportunities in our home market and a new office in a contiguous county. That growth came in the form of a favorable blend of core deposits and certificates that will allow the institution to fund growth in future quarters without heavily borrowing in a rising rate environment. Also during the 4th quarter of 2005, the Corporation took advantage of establishing an investment subsidiary domiciled outside of our home state in order to limit state income tax expense. The consequences of events in 2005, whether planned or in spite of, hampered operating results in this time-frame, but have created opportunities for significant benefits in future quarters".

For the fourth quarter ended December 31, 2005, the Corporation reported net income of $364,000 or $0.23 per basic share. This compared to net income of $547,000 or $0.34 per basic share for the quarter ended December 31, 2004. This decrease reflected lower net interest income from decreased margins, and the effect of set-offs of interest income on several real estate foreclosures. In addition, operating costs associated with personnel and benefit expense were higher than the same period in 2004, as were higher fixed costs associated from a newly opened office, and one time charges associated with the establishment of an investment subsidiary.

For the fiscal year, the Corporation’s stock traded in a range of $17.90 to $24.30. The stock closed on December 31, 2005 at $19.05.

Contact:	Matthew P. Forrester - President, CEO River Valley Bancorp 812-273-4949